Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Products Partners L.P. Announces Pricing
of Public Offering of Units
     Houston, Texas (Thursday, January 7, 2010) — Enterprise Products Partners L.P. (NYSE:EPD) today announced that it has priced a public offering of 9,500,000 common units representing limited partner interests at a public offering price of $32.42 per common unit. Enterprise has also granted the underwriters a 30-day option to purchase up to 1,425,000 additional common units to cover over-allotments, if any. Enterprise intends to use the net proceeds, after expenses, of approximately $304.4 million (including a net capital contribution of approximately $6.1 million from its general partner to maintain a 2% general partner interest) to temporarily reduce borrowings outstanding under its multi-year revolving credit facility and for general partnership purposes. Enterprise expects to use some of the increased availability under the facility to finance capital expenditures and other growth projects.
     Morgan Stanley, Barclays Capital, Citi, UBS Investment Bank, and Wells Fargo Securities are joint book-running managers for the offering. BofA Merrill Lynch, Goldman, Sachs & Co., J.P. Morgan, Raymond James, RBC Capital Markets, Madison Williams, Morgan Keegan & Company, Inc., and Oppenheimer & Co. are co-managers. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. A copy of the preliminary prospectus supplement and related base prospectus may also be obtained from the joint book-running managers as follows:
Morgan Stanley & Co. Incorporated
Attn: Prospectus Dept.
180 Varick Street, 2nd floor,
New York, NY, 10014
Toll-free number: (866) 718-1649
prospectus@morganstanley.com

Barclays Capital Inc.
c/o Broadridge Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
Toll-free number: 1-888-603-5847
Barclaysprospectus@broadridge.com
Citigroup Global Markets Inc.
Brooklyn Army Terminal
Attention: Prospectus Dept.
140 58th Street, 8th floor,
Brooklyn, NY, 11220
Toll-free number: (800) 831-9146
batprospectusdept@citi.com
UBS Investment Bank
Prospectus Dept.
299 Park Ave.
New York, NY, 10171
Toll-free (888) 827-7275
Wells Fargo Securities, LLC
Attention: Equity Syndicate Dept.
375 Park Ave.
New York, NY, 10152
Toll-free number: (800) 326-5897
equity.syndicate@wachovia.com
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Enterprise’s assets include: more than 48,000 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include:

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natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635
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